Republic Airways Announces Retirement of Executive Vice President and Chief Operating Officer Wayne C. Heller
INDIANAPOLIS--(BUSINESS WIRE)--Mar. 9, 2015-- Republic Airways Holdings Inc. (NASDAQ/NM: RJET) announced today that Executive Vice President and Chief Operating Officer Wayne C. Heller is retiring effective March 13, 2015.
For more than 15 years, Mr. Heller has served as a senior leader at Republic Airways. He joined the airline in 1999 as Vice President of Flight Operations. In 2004, he was appointed to the position of Chief Operating Officer. During his tenure, Republic has grown from a small turboprop operation serving one major airline partner to its current status as the nation’s second-largest regional airline, operating more than 240 aircraft.
“Republic would not be the airline it is today without Wayne’s operational leadership over the past 15 years,” said Republic CEO, Chairman and President Bryan Bedford. “Wayne never compromised on delivering the safest and most reliable operation in the regional airline industry. I want to personally thank Wayne for his many years of service, and on behalf of the entire leadership team, we wish him all the best.”
"This is a decision that my family and I have carefully considered. I’ve had the honor and privilege to work with the industry’s best employees, and I am extremely proud of the airline we’ve built together. While the last 15 years have certainly been both challenging and rewarding, it’s time for me to pursue a new path and opportunity,” Mr. Heller said.
Republic has engaged executive search firm Spencer Stuart and anticipates naming a new COO in the near future. During this brief transition period, CEO Bryan Bedford will oversee operational leadership of the airline.
Republic Airways Holdings Inc., based in Indianapolis, Indiana, is an airline holding company that owns Republic Airlines, Shuttle America and Chautauqua Airlines, collectively called “the airlines.” The airlines operate a combined fleet of about 240 aircraft and offer scheduled passenger service with nearly 1,300 flights daily to approximately 100 cities in the U.S., Canada and the Caribbean through fixed-fee flights operated under our major airline partner brands of American Eagle, Delta Connection, United Express and US Airways Express. The airlines currently employ about 6,500 aviation professionals. For more about Republic Airways, please visit our website at www.rjet.com.

Source: Republic Airways Holdings Inc.
Republic Airways Holdings
Scott Thien, Manager, Corporate Communications, 317-471-2470